Exhibit 5.1

DLA Piper LLP (US) 401 Congress Avenue, Suite 2500 Austin, Texas 78701 www.dlapiper.com T 512.457.7000 F 512.457.7001

March 1, 2021

SolarWinds Corporation
7171 Southwest Parkway, Building 400
Austin, Texas 78735

Ladies and Gentlemen:

As legal counsel for SolarWinds Corporation, a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of up to 15,707,780 shares (the “Plan Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which may be issued pursuant to awards granted under the Company’s 2018 Equity Incentive Plan (the “Plan”), and up to 1,570,778 shares (the “ESPP Shares,” and together with the Plan Shares, the “Shares”) of Common Stock, which may be issued pursuant to purchases made under the Company’s 2018 Employee Stock Purchase Plan (the “ESPP”).

As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement and related prospectuses; (b) the Company’s Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect; (c) the Plan and the forms of agreements thereunder; (d) the ESPP; (e) certain resolutions of the Board of Directors and stockholders of the Company; and (f) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified any factual matter relating to this opinion.

We express no opinion concerning any law other than the law of the State of Texas, the corporation laws of the State of Delaware (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the federal law of the United States. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of Texas.

On the basis of the foregoing, we are of the opinion that each of the Plan Shares and the ESPP Shares, which may be issued under the Plan or the ESPP, respectively, are duly authorized shares of the Company’s Common Stock and when such Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and are issued by the Company in accordance with the terms of the Plan and the agreements thereunder, or the ESPP, as applicable, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and we consent to the reference of our name wherever it appears in such Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Very truly yours,

/s/ DLA Piper LLP (US)